UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PPG Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On March 18, 2025, PPG Industries, Inc. posted the following communication on its corporate intranet website:

Employee shareholders encouraged to vote

Employees who were PPG shareholders on February 21, 2025 should receive a notice (by mail or e-mail) providing detailed voting instructions and the manner for accessing the proxy materials for the 2025 Annual Meeting of Shareholders. If you own PPG shares in multiple brokerage accounts (Merrill Lynch and Fidelity, for example), you may receive mailings from each of these brokers with instructions for voting your shares. To vote all of your PPG shares, you must respond to each of these mailings.

As described in the proxy materials, PPG’s Board of Directors recommends that shareholders vote as follows:

●	Proposal 1: FOR the election of 10 directors to serve in a class whose term expires in 2026;
●	Proposal 2: FOR the approval of the compensation of PPG’s named executive officers on an advisory basis;
●	Proposal 3: FOR the ratification of PricewaterhouseCoopers LLP as PPG’s independent registered public accounting firm for 2025; and
●	Proposal 4: AGAINST a shareholder proposal requesting shareholder approval of certain executive officer severance arrangements.

“Shareholders have a valuable opportunity to vote on these important proposals,” said Joe Gette, vice president, deputy general counsel and secretary. “We encourage all shareholders to read the proxy materials and to exercise their right to vote.”

Please submit your vote as soon as possible in advance of PPG’s 2025 Annual Meeting, which will be held on April 17.

This year’s Annual Meeting will be held in a virtual format through a live webcast at www.virtualshareholdermeeting.com/PPG2025.

For more information about how to register to attend the virtual Annual Meeting, visit the PPG Investor Center at https://investor.ppg.com/ where you can access PPG’s 2025 proxy statement and 2024 annual report.